Exhibit 10.5

Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of this 26th day of September, 2013 (the “Effective Date”), by and between 10X Technologies, Inc., a Delaware Corporation having a place of business at 7068 Koll Center Parkway, Suite 401, Pleasanton, CA 94566 (“Licensee”) and President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Holyoke Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138 (“Harvard”).

WHEREAS, the technologies claimed in the Patent Rights (as defined below) were developed in research conducted by Harvard researchers David Weitz, Ph.D., together with others, and by Frederick Roth, Ph.D., together with others;

WHEREAS, Licensee wishes to obtain a license under the Patent Rights;

WHEREAS, Harvard desires to have products and services based on the inventions described in the Patent Rights developed and commercialized to benefit the public; and

WHEREAS, Licensee has represented to Harvard, in order to induce Harvard to enter into this Agreement, that Licensee shall commit itself to commercially reasonable efforts to develop and commercialize such products and services, and to obtain regulatory approval for such products and services if necessary;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1, whether used in the singular or the plural, will have the meanings specified below.

1.1. “[***] Co-Exclusive Field” means analysis and use of single or multiple cells in drops.

1.2. “[***] Patent Rights” means, to the extent owned and controlled by Harvard: (a) the patents and patent applications listed in Exhibit 1.2 with respect to [***], (including any PCT and/or U.S. utility application claiming priority to such application(s) that are filed on or before the one year conversion date of such application(s)); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).

1.3. “[***] Patent Rights” means, to the extent owned and controlled by Harvard: (a) the patents and patent applications listed in Exhibit 1.3 with respect to [***], (including any PCT and/or U.S. utility application claiming priority to such application(s) that are filed on or before the one year conversion date of such application(s)); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).

1.4. “Affiliate” means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

1.5. “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 during the Term.

1.6. “Development Milestones” means the development and commercialization milestones set forth in Exhibit 1.6 hereto.

1.7. “Development Plan” means the plan for the development and commercialization of Licensed Products and Licensed Services attached hereto as Exhibit 1.7, as such plan may be adjusted from time to time pursuant to Section 3.2.

1.8. “Exclusive Patent Rights” means, in each case to the extent owned and controlled by Harvard: (a) the patents and patent applications listed in Exhibit 1.8 with respect to [***] (including any PCT and/or U.S. utility application claiming priority to such application(s) that are filed on or before the one year conversion date of such application(s)); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).

1.9. “Field” means [***].

1.10. “Licensed Method” means any method or process, the practice of which falls within the scope of a Valid Claim pending in the country where the method or process is performed.

1.11. “Licensed Product” means on a country-by-country basis, any product, the making, using, selling, offering for sale, importing or exporting in the country in question would (without the license granted hereunder) infringe directly, indirectly by inducement of infringement, or indirectly by contributory infringement, at least one Valid Claim (were it to have issued) pending in that country or Valid Claim issued in that country.

1.12. “Licensed Service” means any service performed for or on behalf of a third party on a fee-for-service basis, the performance of which falls within the scope of a Valid Claim pending in the country where the service is performed.

1.13. “Net Revenues” means the gross amount billed or invoiced by Licensee, its Affiliates and Sublicensees (in each case the “Invoicing Entity”), on all sales of Licensed Products and Licensed Services less: (a) credits for claims, allowances, or returned goods; (b) any charges for insurance, freight, and other transportation costs directly related to the delivery of Licensed Products; (c) any tax, tariff, or governmental charge levied on the sales of a Licensed Product or performance of a Licensed Service (but excluding what are commonly known as value-added taxes, franchise taxes, gross receipts taxes, income taxes or similar government charges) borne by the seller thereof; and (d) any import or export duties or their equivalent borne by the seller and imposed on the import or export of Licensed Products for sale. Sales of Licensed Products by Licensee to any Affiliate which is a reseller thereof shall be excluded, and only the subsequent sale of such Licensed Products by Affiliates of Licensee to unrelated parties shall be deemed Net Revenues hereunder. For the avoidance of doubt, Net Revenues shall not include (i) transfers of Licensed Product or performance of a Licensed Service for the testing or control of Licensed

Products or Licensed Services; (ii) promotional distribution or demonstration of Licensed Products or Licensed Services to potential purchasers where no monetary or other consideration is received by Licensee (other than reimbursement for transportation or other ordinary business expenses actually incurred), its Affiliate or Sublicensee; (iii) distribution of Licensed Products or performance of Licensed Services solely for research on behalf of Licensee where no monetary or other consideration is received by Licensee; (iv) any transfer of Licensed Product or performance of Licensed Service made solely in connection with a regulatory approval process; (v) transfer of Licensed Product to an Affiliate solely for later resale to or use by an end consumer (however, such sale to the end consumer by the Affiliate shall be included in Net Revenues); or (vi) any other deductions not listed above to the extent that such deduction is, after the Effective Date, a new bona fide deduction from gross invoiced sales under such new rules of U.S. Generally Accepted Accounting Principles (GAAP).

In the event that a Licensed Product is sold or a Licensed Service is performed by an Invoicing Entity in combination with another component that is also sold by such Invoicing Entity (and such other component if sold alone would not be subject to a royalty payment under this Agreement), then Net Revenue on the combination product shall be calculated by multiplying Net Revenues of the combination product by the fraction A/A+B, where A is the gross selling price of the Licensed Product sold, or Licensed Service performed separately, and B is the gross selling price, of the other component sold separately. For clarity, this formulation shall not be applied in the case of components not sold separately by the Invoicing Entity; in such case, the full royalty rate in Section 4.3.1 shall apply.

1.14. “Non-Exclusive Patent Rights” means, in each case to the extent owned and controlled by Harvard: (a) the patents and patent applications listed in Exhibit 1.14 with respect to [***], (including any PCT and/or U.S. utility application claiming priority to such application(s) that are filed on or before the one year conversion date of such application(s)); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).

1.15. “Non-Royalty Sublicense Income” means any payments or other consideration that Licensee or any of its Affiliates receives in consideration for a Sublicense, other than royalties based on Net Revenues. If Licensee or its Affiliate receives non-cash consideration in connection with a Sublicense or in the case of transactions not at arm’s length, Non-Royalty Sublicense Income will be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arm’s-length transaction made in the ordinary course of business. Non-Royalty Sublicense Income does not include: (a) equity purchased at fair market value; or (b) bona fide research and development funding related to potential Licensed Products or Licensed Services.

1.16. “Patent Rights” means the [***] Patent Rights, the [***] Patent Rights, the Exclusive Patent Rights and the Non-Exclusive Patent Rights.

1.17. “Sublicense” means: (a) any right granted, license given or agreement entered into by Licensee to or with any other person or entity, under or with respect to or permitting any use or exploitation of any of the Patent Rights or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products, practice of Licensed Methods or performance of Licensed Services; (b) any option or other right granted by Licensee to any other person or entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee toward any other person or entity not to grant any of the rights described in clause (a) or (b) to any third party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.

1.18. “Sublicensee” means any person or entity granted a Sublicense.

1.19. “Term” means the term of this Agreement as set forth in Section 10.1.

1.20. “Territory” means the United States of America.

1.21. “Third Party Proposed Product or Service” means an actual or potential Licensed Product or Licensed Service that is for an application or market segment for which Harvard reasonably believes a Licensed Product or Licensed Service is not being actively developed, performed and/or commercialized by Licensee, its Affiliates or any Sublicensee hereunder

1.22. “Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not (i) been held revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) been rendered unenforceable through disclaimer or otherwise, (iii) been abandoned, (iv) lapsed or expired, or (v) been lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been asserted and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling.

2.	License.

2.1. License Grant. Subject to the terms and conditions set forth in this Agreement, Harvard hereby grants to Licensee:

(i) an exclusive (except as set forth below), worldwide, royalty-bearing license under its interest in:

(a) the Exclusive Patent Rights to make, have made, to offer for sale, to sell and to have sold Licensed Products in the Field and to perform Licensed Services in the Field;

(b) the [***] Patent Rights to make, have made, to offer for sale, to sell and to have sold Licensed Products in the Field except in the [***] Co-Exclusive Field and to perform Licensed Services in the Field except in the [***] Co-Exclusive Field; and

(c) the [***] Patent Rights to make, have made, to offer for sale, to sell, and to have sold Licensed Products in all fields and to perform Licensed Services in all fields;

(ii) a non-exclusive, worldwide, royalty-bearing license under its interest in the Non-Exclusive Patent Rights (A) to make, have made, to offer for sale, to sell, and to have sold Licensed Products in the Field and, with respect to the Non-Exclusive Patent Rights related to Harvard Case Number [***], in the Territory, and (B) to perform Licensed Services in the Field, and, with respect to the Non-Exclusive Patent Rights related to Harvard Case Number [***], in the Territory; and

(c) a co-exclusive, worldwide, royalty-bearing license under its interest in the [***] Patent Rights to make, have made, to offer for sale, to sell, and to have sold Licensed Products in the [***] Co-Exclusive Field, and to perform Licensed Services in the [***] Co-Exclusive Field; provided, however:

2.1.2. Harvard retains the right, for itself and for other not-for-profit research organizations, to practice the Patent Rights within the scope of the license granted above, solely for non-commercial research, educational and scholarly purposes; and

2.1.3. the United States federal government retains rights in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. will be subject to modification as may be required to conform to the provisions of those statutes and regulations; and

2.1.4. [***]

2.2. Affiliates. The license granted to Licensee under Section 2.1 includes the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Affiliates on Licensee’s behalf; provided, however, that:

2.2.1. no such Affiliate shall be entitled to grant, directly or indirectly, to any third party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights, including any right to develop, manufacture, market or sell Licensed Products or to practice Licensed Methods or perform Licensed Services; and

2.2.2. any act or omission taken or made by an Affiliate of Licensee under this Agreement will be deemed an act or omission by Licensee under this Agreement.

2.3. Sublicenses.

2.3.1. Sublicense Grant. Licensee will be entitled to grant Sublicenses to third parties under the license granted pursuant to Section 2.1 subject to the terms of this Section 2.3. Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement.

2.3.2. Sublicense Agreements. Licensee shall grant sublicenses pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:

2.3.2.1. all provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement;

2.3.2.2. a section substantially the same as Article 9 of this Agreement, which also will state that the Indemnitees (as defined in Section 9.1) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

2.3.2.3. a provision clarifying that, in the event of termination of the license set forth in Section 2.1 (in whole or in part (e.g., termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license;

2.3.2.4. a provision prohibiting the Sublicensee from sublicensing its rights under such Sublicense agreement; and

2.3.2.5. a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of Harvard, except that Sublicensee may assign the Sublicense agreement without prior consent of Harvard to: (i) an Affilliate of such Sublicensee; or (ii) a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, that any such assignee agrees in writing to be bound by the terms of such Sublicense agreement.

2.3.3. Delivery of Sublicense Agreement. Licensee shall furnish Harvard with a fully executed copy of any Sublicense agreement redacted for information not applicable to this Agreement, promptly after its execution. Harvard shall keep all such copies in its confidential files and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Harvard’s rights under this Agreement.

2.3.4. Breach by Sublicensee. Any act or omission by a Sublicensee that would have constituted a breach of this Agreement had it been an act or omission by Licensee shall constitute a breach of this Agreement, provided that Licensee fails to cure such breach within ninety (90) days after it first receives notice of such breach.

2.4. Third Party Proposed Products and Services.

2.4.1. If during the period beginning on or after the third anniversary of the Effective Date, a third party makes a bona fide proposal to Harvard for developing a Third Party Proposed Product or Service, Harvard may, at its discretion, notify Licensee of the third party’s proposal and provide Licensee with all relevant information about such bona fide proposal in order to comply with the obligations under this Section 2.4, including the identity of such third party and the terms proposed by such third party.

2.4.2. Within sixty (60) days after the receipt of such notification from Harvard, Licensee shall notify Harvard whether (a) it is interested in pursuing such Third Party Proposed Product or Service itself or through an Affiliate, (b) it is interested in discussing a potential Sublicense with such third party with respect to such Third Party Proposed Product or Service, (c) rights to develop such Third Party Proposed Product or Service have already been granted to a Sublicensee, or (d) it has no interest in pursuing such Third Party Proposed Product or Service, resulting in the consequences described below.

2.4.2.1. If Licensee notifies Harvard that it is interested in developing such Third Party Proposed Product or Service itself or through an Affiliate or existing Sublicensee, then the parties shall update Exhibit 1.7 with reasonable relevant due diligence milestones. Harvard acknowledges that it may be considered reasonable for any such updated development plan or milestones to give Licensee flexibility for and to take into account Licensee’s long-term business strategy for development of Licensed Products and Licensed Services generally. Toward that end, it may be considered reasonable for any development plan and development milestones to include a schedule under which activities with respect to the Third Party Proposed Product or Service are initiated only after completion of activities with respect to other Licensed Products or Licensed Services. In such event, Licensee’s development plan will include a justification for delaying the initiation of such activities.

2.4.2.2. If Licensee notifies Harvard that it is interested in discussing a potential Sublicense with such third party with respect to such Third Party Proposed Product or Service, Harvard will introduce such third party to Licensee, and Licensee will negotiate in good faith and execute a Sublicense agreement with such third party having commercially reasonable terms. Harvard acknowledges and agrees that it may not be possible for Licensee to negotiate successfully a Sublicense agreement having commercially reasonable terms, and in such case, Licensee shall notify Harvard in accordance with the procedures set forth in Section 2.4.2.4. below.

2.4.2.3. If Licensee notifies Harvard that rights to develop such Third Party Proposed Product or Service have already been granted to a Sublicensee, then Licensee shall undertake to inform such Sublicensee of the third party’s proposal. Such Sublicensee shall have no obligation to develop such Third Party Proposed Product or Service, and in such case, Licensee shall notify Harvard in accordance with the procedures set forth in Section 2.4.2.4 below.

2.4.2.4. If Licensee notifies Harvard that it does not wish to pursue such Third Party Proposed Product or Service, then the parties will negotiate in good faith to determine a mutually-acceptable resolution for developing or not developing such Third Party Proposed Product or Service. If Licensee requests that the Third Party Proposed Product or Service not be developed, Licensee must provide a reasonable explanation as to how the Third Party Proposed Product or Service would compete with Licensee’s present or future business.

2.5. No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Harvard, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights.

3.	Development and Commercialization.

3.1. Diligence. Licensee shall use commercially reasonable efforts and shall cause its Affiliates and Sublicensees to use commercially reasonable efforts: (a) to develop or have developed Licensed Products and Licensed Services in accordance with the Development Plan; (b) to introduce or have introduced Licensed Products and Licensed Services into the commercial market; and (c) to market or have marketed Licensed Products and Licensed Services following such introduction into the market. In addition, Licensee, by itself or through its Affiliates or Sublicensees, shall achieve each of the Development Milestones within the time periods specified in Exhibit 1.6.

3.2. Adjustments of Development Plan. Licensee will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee’s ability to meet the Development Milestones.

3.3. Reporting. Within ninety (90) days after the end of each calendar year, Licensee shall furnish Harvard with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products and Licensed Services, including: (a) research and development activities; (b) commercialization efforts; and (c) marketing efforts. Each report must contain a sufficient level of detail for Harvard to assess whether Licensee is in compliance with its obligations under Section 3.1 and a discussion of intended efforts for the then current year. Together with each report, Licensee shall provide Harvard with a copy of the then current Development Plan.

3.4. Failure to Meet Development Milestone; Opportunity to Cure. If Licensee believes that it will not meet its obligations pursuant to Section 3.1, it may notify Harvard in writing. Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure (“Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone or plan (“Plan”). If Licensee so notifies Harvard, but fails to provide Harvard with both an Explanation and Plan, then Licensee will have an additional seventy-five (75) days to meet such milestone or plan. Licensee’s failure to do so shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement forthwith. If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, both of which are acceptable to Harvard in its reasonable discretion, then Exhibit 1.6 will be amended automatically to incorporate the Plan. If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, but the Explanation is not acceptable to Harvard in its reasonable discretion (e.g., Licensee asserts development preference for a non-Licensed Product or non-Licensed Service), then Licensee will have an additional seventy-five (75) days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement forthwith. If Licensee so notifies Harvard and provides Harvard with an Explanation and Plan, but the Plan is not acceptable to Harvard in its reasonable discretion, then Harvard will explain to Licensee why the Plan is not acceptable and provide Licensee with suggestions for an acceptable Plan. Licensee will have one opportunity to provide Harvard with an acceptable Plan within ninety (90) days, during which time Harvard agrees to work with Licensee in its effort to develop an acceptable Plan. If, within such ninety (90) days, Licensee provides Harvard with an acceptable Plan, then Exhibit 1.6 will be amended automatically to incorporate the extended and/or amended Plan. If, within such ninety (90) days, Licensee fails to provide an acceptable Plan, then Licensee will have an additional thirty (30) days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement and Harvard shall have the right to terminate this Agreement forthwith. For clarity, if Licensee fails to achieve a Development Milestone and does not avail itself of the procedure set forth in this Section 3.4, such failure shall be a material breach that entitles Harvard to proceed under Section 10.2.2.1.

4.	Consideration for Grant of License.

4.1. License Issuance Fee. Licensee agrees to pay Harvard a non-refundable license fee of [***].

4.2. Annual License Maintenance Fees. Licensee agrees to pay Harvard annual license maintenance fee as follows:

[***]

Each annual license maintenance fee shall be due and payable on the first business day in January of the applicable year, and creditable against any royalty amounts payable under Section 4.3.1 below with respect to Licensed Products sold and Licensed Services performed in the same anniversary year that such annual license maintenance fee was due.

4.3. Royalty on Net Revenues.

4.3.1. Rate. An amount equal to [***] of all Net Revenues of Licensed Products and Licensed Services, provided, however, that no royalty will be due for any Net Revenues of Licensed Products or Licensed Services, the making, selling, use or performance of which falls solely within the scope of a Valid Claim that has been pending without issuance for more than three (3) years following the date of issuance of the first substantive patent office action considering the patentability of such claim by the relevant patent office in the country or territory in which such claim is pending (after which time such pending claim shall cease to be a Valid Claim for purposes of Section 4.3.1 of this Agreement unless and until such claim becomes an issued claim) (each, a “Stale Claim”). For clarity, on a country-by-country basis, as long as a Licensed Product or Licensed Service is covered by at least one Valid Claim that is not a Stale Claim, the full royalty rate is due and payable to Harvard.

4.3.2. Patent Challenge. If Licensee or its Affiliate (“Challenging Party”) commences an action in which it challenges the validity, enforceability or scope of any of the Patent Rights (a “Challenge Proceeding”), the royalty rate specified in Section 4.3.1 for the party who commences the Challenging Proceeding will be doubled with respect to Net Revenues of Licensed Products or Licensed Services that are sold or performed during the pendency of such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination against the Challenging Party, (a) the royalty rate specified in Section 4.3.1 with respect to Net Revenues of Licensed Products or Licensed Services that are covered by the Patent Rights that are the subject of such Challenge Proceeding shall remain at such doubled rate for the party who commences the Challenging Proceeding and (b) the party who commences the Challenging Proceeding shall reimburse Harvard for all reasonable out-of-pocket expenses incurred by Harvard (including reasonable attorneys’ fees) in connection with such Challenge Proceeding.

4.3.3. Third Party Royalty Set-Off. If Licensee is obligated to obtain a patent license from a third party in order to exercise its rights hereunder with respect to the making and selling of Licensed Products and/or the performance or sale of Licensed Services, it may offset [***] of any royalty payments due thereunder with respect to sales of Licensed Products or Licensed Services against the royalty payments that are due to Harvard with respect to Net Revenues of such Licensed Products or Licensed Services in such country; provided that in no event shall (a) the royalty payments to Harvard with respect to such Licensed Products or Licensed Services be reduced by more than [***] of the amount otherwise due and (b) the percentage offset that Licensee is entitled to make against royalty payments due to Harvard be greater than any percentage offset that Licensee is entitled to make against royalty payments due to such third party licensor on account of royalty payments made to Harvard with respect to such Licensed Product or Licensed Service.

4.4. Non-Royalty Sublicense Income. Licensee will pay Harvard an amount equal to [***] of all Non-Royalty Sublicense Income.

5.	Reports; Payments; Records.

5.1. Reports and Payments.

5.1.1. Reports. Within sixty (60) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Revenues are generated or Non-Royalty Sublicense Income is received, Licensee shall deliver to Harvard a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and Licensed Service-by-Licensed Service and country-by-country breakdown):

5.1.1.1. the number of units of Licensed Products sold, leased or otherwise transferred and Licensed Services performed by Invoicing Entities for the applicable Calendar Quarter;

5.1.1.2. the gross amount billed or invoiced for Licensed Products sold, leased or otherwise transferred and Licensed Services performed by Invoicing Entities during the applicable Calendar Quarter;

5.1.1.3. a calculation of Net Reventies for the applicable Calendar Quarter, including an itemized listing of allowable deductions;

5.1.1.4. a detailed accounting of all Non-Royalty Sublicense Income received during the applicable Calendar Quarter;

5.1.1.5. the total amount payable to Harvard in U.S. Dollars on Net Revenues and Non-Royalty Sublicense Income for the applicable Calendar Quarter, together with the exchange rates used for conversion; and

5.1.1.6. a list of Harvard Case numbers for all Patent Rights that have Valid Claims covering the Licensed Products and Licensed Services.

Each such report shall be certified on behalf of Licensee as true, correct and complete in all material respects. If no amounts are due to Harvard for a particular Calendar Quarter, the report shall so state.

5.1.2. Payment. Within sixty (60) days after the end of each Calendar Quarter, Licensee shall pay Harvard all amounts due with respect to Net Revenues and Non-Royalty Sublicense Income for the applicable Calendar Quarter.

5.2. Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal U.S. Internet edition at www.wsj.com) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges.

5.3. Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or transferred and Licensed Services performed under this Agreement, any amounts payable to Harvard in relation to such Licensed Products and Licensed Services, and all Non-Royalty Sublicense Income received by Licensee and its Affiliates, which records shall contain sufficient information to permit Harvard to confirm the accuracy of any reports or notifications delivered to Harvard under Section 5.1. Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least two (2) years after the conclusion of that Calendar Quarter, during which time Harvard will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. Such accountant or other auditor, as applicable, shall not disclose to Harvard any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within sixty (60) days after the accountant delivers the results of the audit. If any audit performed under this Section 5.3 reveals an underpayment in excess of five percent (5%) in any calendar year, Licensee shall reimburse Harvard for all amounts incurred in connection with such audit. Harvard may exercise its rights under this Section 5.3 only once every year per audited entity and only with reasonable prior notice to the audited entity.

5.4. Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the then applicable BBA LIBOR rate. Interest will accrue beginning on the first day following the due date for payment and will be compounded quarterly. Payment of such interest by Licensee shall not limit, in any way, Harvard’s right to exercise any other remedies Harvard may have as a consequence of the lateness of any payment.

5.5. Payment Method. Each payment due to Harvard under this Agreement shall be paid by check or wire transfer of funds to Harvard’s account in accordance with written instructions provided by Harvard. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

5.6. Withholding and Similar Taxes. All amounts to be paid to Harvard pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Revenues.

6.	Patent Filing, Prosecution and Maintenance.

6.1. Control. Harvard will be responsible for the preparation, filing, prosecution, protection and maintenance of all Patent Rights, using independent patent counsel reasonably acceptable to Licensee. Harvard will: (a) instruct such patent counsel to furnish Licensee with copies of all correspondence relating to the Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on such response at the same time that it provides such correspondence to Harvard; (b) give Licensee an opportunity to review the text of each patent application before filing; (c) consult with Licensee with respect thereto; (d) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; and (e) keep Licensee advised of the status of actual and prospective patent filings.

Harvard shall give Licensee the opportunity to provide comments on and make requests of Harvard concerning the preparation, filing, prosecution, protection and maintenance of the Patent Rights, and shall consider such comments and requests in good faith; however, final decision-making authority shall vest in Harvard. As long as Licensee is making timely reimbursements to Harvard in accordance with this Article 6 and not in breach of any other material term of this Agreement, Harvard shall not abandon or allow to lapse any patent or application within the [***] Patent Rights, the [***] Patent Rights, or the Exclusive Patent Rights, unless it is legally required to do so.

6.2. Expenses. Subject to Section 6.3 below, Licensee shall reimburse Harvard for all documented, out-of-pocket expenses incurred by Harvard pursuant to this Article 6 within forty-five (45) days after the date of each invoice from Harvard for such expenses. If Harvard licenses the Patent Rights to a third party and receives reimbursement from such third party, it shall reimburse Licensee for an appropriate share of such expenses. In addition, Licensee shall reimburse Harvard for an appropriate share (on a case-by-case basis, depending on the number of licensees of the Non-Exclusive Patent Rights and the number of licensees of the Exclusive Patent Rights outside of the Field) of all documented, out-of-pocket expenses incurred by Harvard prior to the Effective Date with respect to the preparation, filing, prosecution, protection and maintenance of the Patent Rights, according to the following schedule:

[***].

6.3. Abandonment. If Licensee decides that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any Patent Rights in a particular country (“Abandoned Patent Rights”), Licensee shall provide Harvard with prompt written notice of such election. Upon receipt of such notice by Harvard, Licensee shall be released from its obligation to reimburse Harvard for the expenses incurred thereafter as to such Abandoned Patent Rights; provided, however, that expenses authorized prior to the receipt by Harvard of such notice shall be deemed incurred prior to the notice. In the event of Licensee’s abandonment of any Patent Rights, any license granted by Harvard to Licensee hereunder with respect to such Abandoned Patent Rights will terminate, and Licensee will have no rights whatsoever to exploit such Abandoned Patent Rights. Harvard will then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned Patent Rights to third parties.

6.4. Small Entity Designation. If Licensee, its Affiliates, any Sublicensee and/or any holder of an option to obtain a Sublicense does not qualify, or at any point during the Term ceases to qualify, as an entity entitled to pay lesser fees as provided by the USPTO (i.e., a “small entity”) or the patent office of any other country, Licensee shall so notify Harvard immediately, in order to enable Harvard to comply with regulations regarding payment of fees with respect to Patent Rights.

6.5. Marking. If required by law, Licensee shall, and shall cause its Affiliates and Sublicensees to, mark all Licensed Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of Patent Rights in such country.

7.	Enforcement of Patent Rights.

7.1. Notice. In the event either party becomes aware of any possible or actual infringement of any Patent Rights with respect to Licensed Products or Licensed Services (an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement.

7.2. Suit by Licensee. Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of Harvard and potential effects on the public interest in making its decision whether to sue. Should Licensee elect to bring suit against an infringer, Licensee shall keep Harvard reasonably informed of the progress of the action and shall give Harvard a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Patent Rights in the action or, or if Licensee’s license to a Valid Claim in the suit terminates, Harvard may elect to take control of the action pursuant to Section 7.3. Should Licensee elect to bring suit against an infringer and Harvard is joined as party plaintiff in any such suit, Harvard shall have the right to approve the counsel selected by Licensee to represent Licensee and Harvard, such approval not to be unreasonably withheld. The expenses of such suit or suits that Licensee elects to bring, including any expenses of Harvard incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee and Licensee shall hold Harvard free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees. Licensee shall not compromise or settle such litigation without the prior written consent of Harvard, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 7.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Harvard shall receive an amount equal to [***] and the remaining [***] shall be retained by Licensee.

7.3. Suit by Harvard. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 7.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to Licensee by Harvard of the existence of an Infringement, Harvard may elect to do so. Should Harvard elect to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by Harvard to represent Harvard and Licensee, such approval not to be unreasonably withheld. The expenses of such suit or suits that Harvard elects to bring, including any expenses of Licensee incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Harvard and Harvard shall hold Licensee free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees. Harvard shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. In the event Harvard exercises its right to sue pursuant to this Section 7.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to [***] and the remaining [***] shall be retained by Harvard.

7.4. Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 7 by the other party for Infringement.

7.5. Cooperation. Each party agrees to cooperate fully in any action under this Article 7 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.6. Declaratory Judgment. If a declaratory judgment action is brought naming Licensee and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify Harvard in writing and, if such action is brought other than in connection with an Infringement, Harvard may elect, upon written notice to Licensee within thirty (30) days after Harvard receives notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.

7.7. No Initiation or Joinder by Harvard. Unless required by law or court order (on a jurisdiction-by-jurisdiction basis), Harvard shall not initiate or join infringement proceedings against Licensee, its Affiliates and Sublicensees in connection with Licensee’s, its Affiliates’ or Sublicensees’ sale of Licensed Products or performance of Licensed Services outside of the Territory, the making, selling, using or performance of which are covered by the Non-Exclusive Patent Rights related to Harvard Case No. [***]. Notwithstanding the foregoing, the parties agree that this Section 7.7 may be unenforceable under the laws of certain jurisdictions, and in such case(s), the parties agree that it shall be deleted from the Agreement for such jurisdiction(s).

8.	Warranties; Limitation of Liability.

8.1. Compliance with Law and Harvard Representation.

8.1.1. Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products and performance of Licensed Services. Without limiting the foregoing, Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all United States export control laws and regulations.

8.1.2. Harvard’s Office of Technology (“OTD”) represents, to the best of its knowledge as of the Effective Date and with no further investigation, (a) Harvard is the assignee of the Patent Rights licensed hereunder; (b) Harvard has the right to enter in and to the Agreement; and (c) OTD has not granted rights in or to any Patent Rights that are inconsistent with the rights granted to Licensee in this Agreement.

8.2. Disclaimer of Warranties.

8.2.1. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY HARVARD THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE PATENT RIGHTS, OR THAT ANY OF THE PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

8.2.2. HARVARD MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS. HARVARD MAKES NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT OR THE PRACTICE OF ANY LICENSED METHOD OR THE PERFORMANCE OF ANY LICENSED SERVICE, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

8.2.3. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.3. Limitation of Liability.

8.3.1. Except with respect to matters for which Licensee is obligated to indemnify Harvard under Article 9, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

8.3.2. Harvard’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to Harvard under this Agreement.

9.	Indemnification and Insurance.

9.1. Indemnity.

9.1.1. Licensee shall indemnify, defend and hold harmless Harvard and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation), based upon, arising out of, or otherwise relating to this Agreement or any Sublicense, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively, “Claims”). Neither Licensee nor Harvard shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

9.1.2. Licensee shall, at its own expense, provide attorneys reasonably acceptable to Harvard to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

9.2. Insurance.

9.2.1. Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) or any Licensed Service is being performed by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $5,000,000 per incident and $5,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.

9.2.2. If Licensee elects to self-insure all or part of the limits described above in Section 9.2.1 (including deductibles or retentions that are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to Harvard and CRICO/RMF (Harvard’s insurer) in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Agreement.

9.2.3. Licensee shall provide Harvard with written evidence of such insurance upon request of Harvard. Licensee shall provide Harvard with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Harvard shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

9.2.4. Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Licensed Product is being commercially distributed or sold, or Licensed Services is being performed, by Licensee, or an Affiliate, Sublicensee or agent of Licensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than fifteen (15) years.

10.	Term and Termination.

10.1. Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect until the expiration of the last to expire Valid Claim (the “Term”).

10.2. Termination.

10.2.1. Termination Without Cause. Licensee may terminate this Agreement upon sixty (60) days prior written notice to Harvard.

10.2.2. Termination for Default.

10.2.2.1. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

10.2.2.2. If Licensee defaults in its obligations under Section 9.2 to procure and maintain insurance or, if Licensee has in any event failed to comply with the notice requirements contained therein, then Harvard may terminate this Agreement immediately without notice or additional waiting period.

10.2.2.3. Harvard shall be entitled to terminate this Agreement in accordance with the provisions of Section 3.4.

10.2.2.4. Notwithstanding Sections 10.2.2.1 through 10.2.2.3 above, if Licensee disputes any alleged breach or default in good faith by providing written notice to Harvard within thirty (30) days of receiving the notice of breach, Harvard shall not have the right to terminate this Agreement unless and until it has been determined in accordance with the arbitration mechanism under this Section 10.2.2.4 that Licensee has committed the alleged breach entitling Harvard to terminate this Agreement, and Licensee fails to cure such breach within the applicable cure period after such determination. Any arbitration under this Section 10.2.2.4 shall be held in Boston, MA under the then-current rules of the Judicial Arbitration and Mediation Services (JAMS) by one (1) arbitrator appointed in accordance with such rules or otherwise selected by the parties upon mutual agreement (the -Arbitrator”). Within fifteen (15) days after the designation of the Arbitrator, the parties shall each simultaneously submit to the Arbitrator and to each other a written statement of their respective positions on such disagreement. Each party shall have ten (10) days from receipt of the other party’s statement to submit a written response, which shall include any technical information in support of such response. The Arbitrator shall have the right to meet with the parties, either alone or together, as necessary to make a determination. No later than sixty (60) days after the designation of the Arbitrator, the Arbitrator shall render his/her decision, and provide the parties with a written statement setting forth the basis of the decision. Nothing in this Section 10.2.2.4 shall limit either party’s ability to pursue any other remedies legally available to resolve the dispute.

10.2.3. Bankruptcy. Harvard may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if Licensee becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

10.3. Effect of Termination.

10.3.1. Termination of Rights. Upon expiration or termination of this Agreement by either party pursuant to any of the provisions of Section 10.2: (a) the rights and licenses granted to Licensee under Article 2 shall terminate, all rights in and to and under the Patent Rights will revert to Harvard and neither Licensee nor its Affiliates may make any further use or exploitation of the Patent Rights; and (b) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of its Sublicense agreement with Licensee such that Licensee would have the right to terminate such Sublicense, such Sublicensee shall have the right to seek a license from Harvard. Harvard agrees to negotiate such licenses in good faith under reasonable terms and conditions, which shall not impose any representations, warranties, obligations or liabilities on Harvard that are not included in this Agreement.

10.3.2. Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by Harvard pursuant to Section 10.2), Licensee, its Affiliates and Sublicensees (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products or performance of Licensed Service then in the process of production or performance and sell the same; provided that, in the case of both (a) and (b), Licensee shall pay the applicable royalties and payments to Harvard in accordance with Article 4, provide reports and audit rights to Harvard pursuant to Article 5 and maintain insurance in accordance with the requirements of Section 9.2.

10.4. Survival. The parties’ respective rights, obligations and duties under Articles 5, 9, 10 and 11 and Sections 8.2 and 8.3, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement. In addition, Licensee’s obligations under Section 4.4 with respect to Sublicenses granted prior to expiration or termination of the Agreement shall survive such expiration or termination.

11.	Miscellaneous.

11.1. Preference for United States Industry. During the period of exclusivity of this license in the United States, Licensee shall comply with 37 C.F.R. § 401.14 (i) or any successor rule or regulation.

11.2. No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 11.2 shall be null and void and of no legal effect.

11.3. Use of Name. Except as provided below, Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use or register the name “Harvard” (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify Harvard or any Harvard school, unit, division or affiliate (“Harvard Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by, Harvard. Without limiting the foregoing, Licensee shall, and shall ensure that its Affiliates and Sublicensees shall, cease all use of Harvard Names on the termination or expiration of this Agreement except as otherwise approved by Harvard. This restriction shall not apply to any information required by law to be disclosed to any governmental entity.

11.4. Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

11.5. Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 11.5:

If to Licensee         10X Technologies, Inc.

7068 Koll Center Parkway

Suite 401

Pleasanton, CA 94566

Attention: Serge Saxonov

Email:

Cc: Wilson Sonsini Goodrich and Rosati

650 Page Mill Road

Palo Alto, CA 94304-1050

Attn: Vern Norviel

Fax: 650-493-6811

If to Harvard:         Office of Technology Development

Harvard University

Holyoke Center 727

1350 Massachusetts Avenue

Cambridge, Massachusetts 02138

Facsimile: (617) 495-9568

Attn.: Chief Technology Development Officer

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by facsimile, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

11.6. Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the

Commonwealth of Massachusetts, and the parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.

11.7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

11.8. Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

11.9. Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original.

11.10. Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

11.11. No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

11.12. Assignment and Successors; Assignment Fee. This Agreement may not be assigned by either party without the consent of the other, and such consent will not be unreasonably withheld. Notwithstanding the foregoing, Licensee and/or its Affiliates will be entitled to assign and delegate all of its rights and obligations under this Agreement without the consent of Harvard to (a) any of its Affiliates, (b) any non-Affiliate entity to which Licensee or its Affiliate sells or transfers all or substantially all of its business or assets to which this Agreement pertains, or (c) a successor entity resulting from any merger, reincorporation, reorganization, or consolidation of Licensee or its Affiliate. Any assignment purported or attempted to be made in violation of the terms of this Section 11.12 shall be null and void and of no legal effect.

11.13. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.14. Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement; and (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.

11.15. Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

President and Fellows of Harvard College		10X Technologies, Inc.

By:	/s/ Isaac T. Kohlberg	By:	/s/ Serge Saxonov
Name:	Isaac T. Kohlberg	Name:	Serge Saxonov
	Senior Associate Provost	Title:	Chief Executive Officer
Chief Technology Development Officer
Office of Technology Development
Title:	Harvard University

Exhibit 1.2

[***] Patent Rights

[***]

Exhibit 1.3

[***] Patent Rights

[***]

Exhibit 1.6

Development Milestones

[***]

Exhibit 1.7

Development Plan

[***]

Exhibit 1.8

Exclusive Patent Rights

[***]

Exhibit 1.14

Non-Exclusive Patent Rights

[***]